UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. )

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☐	Definitive Proxy Statement

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☐	Soliciting Material Under § 240.14a-12

MIND MEDICINE (MINDMED) INC.
(Name of Registrant as Specified In Its Charter)

FCM MM HOLDINGS, LLC JAKE S. FREEMAN CHAD BOULANGER DR. SCOTT FREEMAN DR. FARZIN FARZANEH VIVEK JAIN ALEXANDER J. WODKA
(Name of Persons(s) Filing Proxy Statement, if other than the Registrant)

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FCM MM Holdings, LLC, a Wyoming limited liability company, together with the other participants in its solicitation (collectively, “FCM”), has filed a definitive proxy statement and accompanying BLUE proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of its slate of highly-qualified director nominees at the 2023 annual general meeting of shareholders of Mind Medicine (MindMed) Inc., a British Columbia corporation.

Item 1: On June 15, 2023, FCM issued the following press release:

FCM Denounces MindMed’s Manipulation of Corporate Machinery to Protect Incumbent Board of Directors

MindMed Is Threatening to Violate NASDAQ Requirements Imperiling MindMed’s Listing and Future Liquidity for Shareholders

Failure to Satisfy Quorum Requirement at Annual Meeting Demonstrates Lack of Shareholder Support

FCM Believes MindMed’s Announced Plan to Hold Shareholder Meeting Regardless of Level of Shareholder Participation Represents Appalling Corporate Governance

Vote on FCM’s BLUE Proxy to Restore Shareholder Value

Today, FCM MM Holdings, LLC (“FCM”) condemns Mind Medicine (MindMed) Inc.’s (NASDAQ: MNMD) (“MindMed”, the “Company”) announced plan to manipulate its corporate machinery to follow through with its 2023 annual general meeting (the “AGM”) and election of directors without earning the substantive support of its shareholders.

At today’s AGM, MindMed failed to satisfy the basic legal requirement for shareholders to take action at the meeting – the presence of 1/3 of its shares at the AGM. FCM contends this extraordinarily low level of shareholder participation reflects deep shareholder dissatisfaction and MindMed’s persistent refusal to meaningfully engage with shareholders.

Despite not achieving quorum at the AGM, MindMed has announced its intention to hold an adjourned meeting on June 21, 2023, regardless of the level of shareholder participation. This flies in the face of MindMed’s own public disclosures in its regulatory filings that 12,863,281 shares must be voted at the AGM for it to be valid. Now, MindMed says that whoever shows up at its adjourned AGM – even a single share – will be enough!

“MindMed’s inability to meet quorum is illustrative of the Company’s failure to engage shareholders and a symptom that the shareholder base is frustrated with current management. It is unfortunate, but not surprising, that the board would take inappropriate actions which imperil MindMed’s future to protect the entrenched board,” says Mr. Vivek Jain, FCM nominee.

Moreover, FCM believes that MindMed is acting in clear contravention of NASDAQ Listing Rule 5620(c) which states that:

“Each Company … shall provide for a quorum as specified in its by-laws for any meeting of the holders of common stock; provided, however, that in no case shall such quorum be less than 33 1/3 % of the outstanding shares of the Company's common voting stock.”

In addition to threating to breach NASDAQ rules, Canadian securities law requires the record date for a meeting of shareholders to be within 60 days of the meeting. The purpose of this requirement is to ensure that current shareholders are voting at the meeting. By holding the adjourned meeting on June 21, 2023, we believe MindMed is ignoring this requirement and is relying on a stale roster of shareholders.

The consequences for these courses of action are dire and likely disastrous for the Company’s share price: if MindMed is found to be in violation of NASDAQ rules and is not able to remediate that breach, MindMed could be delisted from NASDAQ and its access to the US capital markets severed. Separately, MindMed may face crippling class action lawsuits and serious regulatory sanctions from this conduct. Further, MindMed may be required to re-schedule the AGM at a significant additional expense to shareholders.

MindMed, through its intended actions, will systemically disenfranchise shareholders, who acquired MindMed’s shares with an understanding that MindMed would follow NASDAQ listing rules, its own public disclosures, and applicable law.

“MindMed has a seemingly tenuous relationship with the duties of a public company and the law, from issuing misleading press releases on the MM-110 FDA regulatory requirements, to giving patients 35x the dose of MM-110 that the FDA deemed safe, to failing to make public disclosures about the alleged related-party transaction with Ceruvia Lifesciences involving MindMed’s intellectual property surrounding LSD,” says Dr. Scott Freeman, MindMed co-founder and FCM Nominee.

“It is laughable that the board would blame FCM for the Company’s failure to achieve quorum, despite FCM’s numerous public exhortations for shareholders to vote at the AGM. FCM attended the meeting, and its shares were present for quorum purposes,” added Dr. Freeman.

Vote the BLUE Proxy to Support FCM’s Plan to Restore Value for All Shareholders

FCM urges MindMed shareholders to join the fight against the current Board and management team and vote FOR all four of its highly qualified nominees at the 2023 annual general meeting of shareholders on the BLUE proxy card.

Shareholders who have questions or require any assistance with their vote, please contact Okapi Partners LLC, at (855) 305-0856 or info@okapipartners.com.

About FCM

FCM MM Holdings, LLC is a special purpose vehicle set-up to represent nine early investors in MindMed, including Dr. Scott Freeman and Mr. Chad Boulanger. FCM and the other participants in its solicitation hold a 3.5% beneficial ownership of MindMed's outstanding shares and represents additional interests in MindMed shares through holdings in Savant Addiction Medicine LLC, Savant HWP, Inc., and Savant HWP Holdings, LLC. FCM is managed by Mr. Jake Freeman and each of FCM’s stakeholders are deeply invested in MindMed's long-term success.

Shareholder Contact:

Okapi Partners LLC

info@okapipartners.com

(855) 305-0856

Media:

Riyaz Lalani & Dan Gagnier

Gagnier Communications

fcmmm@gagnierfc.com

Additional Information

FCM and its nominees (Dr. Scott Freeman, Dr. Farzin Farzaneh, Mr. Vivek Jain, and Mr. Alexander Wodka) beneficially own, own, control or exercise direction over an aggregate of 1,009,181 common shares of MindMed (the “Shares”). FCM may be deemed to control an additional 359,357 Shares pursuant to a proxy coordination agreement.

Information in Support of Public Broadcast Solicitation

Shareholders are being asked at this time to execute a proxy in favour of FCM’s nominees for election to the Board at the AGM or any other resolutions at the AGM, which was scheduled for June 15, 2023, and has been adjourned until June 21, 2023. In connection with the AGM, FCM has filed definitive proxy materials with the Securities and Exchange Commission (the “Final FCM Circular”) containing further disclosure concerning FCM’s nominees for election to the Board at the AGM, together with additional details concerning the completion and return of forms of proxy and voting information forms (“VIFs”) for use at the AGM. Shareholders of MindMed are urged to read the Final FCM Circular because it contains important information. The below disclosure is provided pursuant to section 9.2(4) of National Instrument 51-102 – Continuous Disclosure Obligations in accordance with securities laws applicable to public broadcast solicitations. This press release and any solicitation made by FCM in advance of the AGM or any adjournment thereof, is, or will be, as applicable, made by FCM and not by or on behalf of the management of MindMed.

Shareholders of MindMed are being asked at this time to execute proxies in favour of FCM’s nominees for election to the Board at the AGM or any adjournment thereof or any other matters to be considered at the AGM or any adjournment thereof. FCM has issued the Final FCM Circular and FCM intends to make its solicitation primarily by mail, but proxies may also be solicited personally by telephone, email or other electronic means, as well as by newspaper or other media advertising or in person, by FCM, certain of its members, partners, directors, officers and employees, FCM’s nominees or FCM’s agents, including Okapi Partners LLC (“Okapi”), which has been retained by FCM as its strategic shareholder advisor and proxy solicitation agent. Pursuant to the agreement between Okapi and FCM, Okapi will receive a fee of up to $75,000, plus customary fees for each call to or from shareholders of MindMed, and will be reimbursed for certain out-of-pocket expenses, with all such costs to be borne by FCM. In addition, FCM may solicit proxies in reliance upon the public broadcast exemption to the solicitation requirements under applicable Canadian corporate and securities laws, by way of public broadcast, including press release, speech or publication, and in any other manner permitted under applicable Canadian laws. Any members, partners, directors, officers or employees of FCM and their affiliates or other persons who solicit proxies on behalf of FCM will do so for no additional compensation. The anticipated cost of FCM’s solicitation is estimated to be $400,000 plus disbursements. The costs incurred in the preparation and mailing of the Materials and the Final FCM Circular, and the solicitation of proxies by FCM will be borne by FCM, provided that, subject to applicable law, FCM may seek reimbursement from MindMed of FCM’s out-of-pocket expenses, including proxy solicitation expenses and legal fees, incurred in connection with a successful reconstitution of the Board. A registered shareholder of MindMed who has given a proxy may revoke the proxy at any time prior to use by:

(a) depositing an instrument in writing revoking the proxy, if the shareholder is an individual signed by the shareholder or his or her legal personal representative or trustee in bankruptcy, and if the shareholder is a corporation signed by the corporation or by a representative appointed for the corporation, either: (i) at the registered office of MindMed at any time up to and including the last business day preceding the day of the AGM or any adjournment(s) thereof, at One World Trade Center, Suite 8500, New York, New York 10007; or (ii) with the chairman of the AGM on the day of the AGM or any adjournment(s) thereof before any vote in respect of which the proxy has been given has been taken; or

(b) revoking the proxy in any other manner permitted by law. A non-registered shareholder may revoke a form of proxy or VIF given to an intermediary or Broadridge Investor Communications (or any such other service company) at any time by submitting another properly completed form of proxy or VIF, as the latest form of proxy or VIF will automatically revoke any previous one already submitted, or by written notice to the intermediary in accordance with the instructions given to the non-registered shareholder by its intermediary. Neither FCM, nor any of its directors or officers, or any associates or affiliates of the foregoing, nor any of FCM’s nominees for election to the Board at the AGM, or their respective associates or affiliates, has: (i) any material interest, direct or indirect, in any transaction since the beginning of MindMed’s most recently completed financial year or in any proposed transaction that has materially affected or would materially affect MindMed or any of its subsidiaries; or (ii) any material interest, direct or indirect, by way of beneficial ownership of securities or otherwise, in any matter currently known to be acted on at the upcoming meeting of MindMed shareholders, other than the election of directors; except (a) as disclosed herein; and (b) that on August 31, 2020, Dr. Scott Freeman entered into a consulting agreement with MindMed, which, among other things, granted Dr. Scott Freeman 26,389 vested options with a strike price of CAD$4.95 per share and 16,667 unvested options with a strike price of CAD$4.95 per share.

The registered address of MindMed is located at One World Trade Center, Suite 8500, New York, New York, 10007. Copies of this press release and the Final FCM Circular may be obtained on MindMed’s SEDAR profile at www.sedar.com

Item 2: On June 15, 2023, FCM posted the following materials on various social media platforms. Transcripts of the linked videos have previously been filed with the SEC: